Exhibit 99.1

WVT Communications Group Reports Third Quarter 2011 Financial Results

Quarterly Dividend to be Paid on December 27, Continuing 104 Years of Dividends

Warwick, NY – November 10, 2011 – Warwick Valley Telephone Company (NASDAQ: WWVY), referred to as WVT Communications Group or the Company, the parent company of leading cloud communications pioneers, today announced financial results for its third quarter and nine months ended September 30, 2011.  Financial results and recent corporate development highlights include:

•	Acquisition of Alteva, LLC, a leading provider of Unified Communications
•	In connection with the Alteva, LLC acquisition, named "North American Corporate Small Mid-Market Deal of the Year" in the 2011 Americas M&A Atlas Awards
•	Commenced corporate rebranding as a cloud-based communications and applications services provider
•	Third quarter revenues increased 9% over prior year
•	Backlog of business customers for UC services at record level
•	Third quarter net loss of $1,689,000 or $(0.31) per common share
•	Declared 323rd consecutive quarterly cash dividend — $0.26 per common share; Continuing 104 consecutive years of cash dividends paid to shareholders
•	Received $9,877,000 in cash distributions and $6,744,000 of income from Orange County-Poughkeepsie Limited Partnership (“OP”) investment since beginning of year

Management Comments

“This has been an historic year-to-date for WVT Communications Group,” said Duane W. Albro, the Company’s President and Chief Executive Officer.  “In July we announced the acquisition of Alteva, LLC to accelerate our cloud communications strategy.  Now, we believe that WVT Communications Group represents a unique and unprecedented value proposition as the first and only cloud communications company that pays a dividend.

“The acquisition of Alteva, a transaction which was honored by the mergers and acquisitions community, is expected to significantly enhance our position in the industry, favorably impact our highly skilled workforce and the services delivered to our combined customer base, and, most importantly, support our mission to deliver value to our shareholders.  We have successfully integrated Alteva’s management team and we have aligned our business lines to accommodate revenue growth and the provision of unparalleled customer service.

“From top to bottom, WVT Communications Group has been refocused and rebranded so that our customers and the industry will know that we offer an expanding portfolio of best in class cloud-based services built around a Microsoft and BroadSoft platform for unified communications and hosted applications to small, medium and large enterprise customers.  Our back office has been optimized to address the increasing backlog of business customers signing up for services from Alteva, our up-market brand, and USA Datanet, our lower-market brand.  We are pleased to report that our consolidated revenues were up 9% year-over-year during the third quarter, however, our higher margin unified communications (“UC”) revenues increased by nearly 200% year-over-year during the third quarter.  At the end of the third quarter, we had more UC implementations in our backlog than at any time in our history.  The cloud communications component of our business positions us as a growth company benefiting from the high demand for cost efficient, internet-based UC services and business application that provides us with a form of high margin recurring revenue.

“Our cloud communications businesses are enabling the Company to expand its customer service operations while retraining and redeploying employees at our Warwick headquarters to support continued customer growth. This reallocation of work is a critical step in alleviating the need to layoff many of our union-represented team members in our ILEC business because of the decline in local 'landline' telephone subscribers. With the cost structure adjustments at our ILEC to accommodate the growth of our cloud communications businesses, we have seen encouraging results in stemming the decline in our local service revenue and customer base.  The same UC technology we offer our business customers will be offered to our residential customers in the future. This further improves the utilization of our technology thereby improving our cost structure.

“As for our dividend, we are pleased to have declared the Company’s 323rd consecutive quarterly dividend to be paid on December 27, continuing our tradition of paying shareholders a dividend since 1907.  An earlier investment in the O-P wireless services partnership continues to provide us with a substantial return on investment that enables us to continue to pay a dividend to shareholders while providing additional capital to fund our growth initiatives.  For the year-to-date, we have received $9,877,000 in cash distributions and $6,744,000 of income from the O-P.

“In May 2011, the O-P limited partnership agreement, was amended (the 4G Agreement) to guaranty certain future payouts and other considerations.  The future payouts guaranteed by the 4-G Agreement (including the put right) is approximately $80 million – nearly 15% more than our recent market capitalization.  The amendment requires complex accounting treatment that will continue to reduce certain income statement and balance sheet entries relating to the O-P over the next few quarters.  However, we will continue to receive very significant cash distributions.

“The team at WVT Communications Group has made incredible progress in 2011.  We believe we are well positioned to continue our transformation into a high-growth and profitable cloud communications services company.”

As discussed above, in May of this year the Company entered into the 4G Agreement pertaining to the O-P limited partnership agreement which converted the wholesale partnership into a retail partnership.  The conversion will increase the cellular service costs and operating expenses incurred by the O-P, which is expected to cause a subsequent reduction in the O-P’s net income due primarily to the inclusion of sales and marketing expenses.  Although the Company’s share of the O-P net income recorded in the Company’s income statement is expected to decrease, the annual cash distributions the Company receives from the O-P will remain unchanged pursuant to the terms of the 4G Agreement.

As a result, the Company will report lower net income for several reporting periods as compared with trailing periods.  Nevertheless, regardless of the O-P’s reported net income, pursuant to the 4G Agreement, the Company will receive from the O-P an annual cash distribution of $13,600,000 in 2011 and annual cash distributions of $13,000,000 in 2012 and 2013.

On the balance sheet, the Company will record as Cash the amount of the guaranteed cash distribution.  The difference between the guaranteed cash distribution and the amount recorded for Income from equity method investment on the income statement will be deducted from the balance sheet’s Investments line item, which reflects the accumulated amount that has been invested by the Company to acquire its ownership stake in the partnership.  As cash distributions are received, deductions will be made to Investments (presently $4.5 million) until the line item is written down to zero, which is expected to occur in mid-2012.  At that time, all of the guaranteed cash distribution in each period will be recorded as Income from equity method investment, thus once again enabling the Company’s net income to fully benefit from the partnership’s contributions.  Cash flow for the entire Company including the full benefit from the partnership distribution will affect the Cash balance while net income at the Company will directly impact Shareholders’ Equity.

Third Quarter 2011 Results

Revenues for the three-month period ended September 30, 2011 increased 9% to $6,829,000, as compared to $6,250,000 for the same period of 2010.  The increase in revenues of $579,000 is primarily attributable to the consolidation of financial results for the acquisition of Alteva, LLC from August 5, 2011, partially offset by a decline in landline-related services revenues due to subscriber losses from continued wireless/cable substitution and select customer attrition.

Operating expense increased 30% or $2,396,000 to $10,272,000 for the three months ended September 30, 2011, from $7,876,000 for the three months ended September 30, 2010.   The increase in operating expense was primarily attributable to the expenses incurred with the Alteva acquisition and includes the additional operating expenses of Alteva.  The changes in operating expenses include:

•
Cost of services increased by $1,084,000 in the third quarter of 2011 due to higher volume-driven circuit costs and access charges, and installation costs for the hosted IP products associated with the integration of Alteva assets.

•
Selling, general and administrative expenses increased by $1,317,000 or 37% due mainly to additional compensation and benefits of $310,000 for the Company’s growing workforce, increased product advertising costs of $275,000, and higher professional fees of $572,000 which includes expenses associated with the Alteva acquisition, and higher regulatory fees of $107,000 associated with the Universal Service Fund.

•
Depreciation and amortization expense decreased by $5,000 (net), primarily associated with the decrease in fixed assets, in 2010 related to the Company’s landline video business and includes amortization of $199,000 for customer lists associated with the Alteva acquisition.

Total other income (expense) for the three-month period ended September 30, 2011 decreased $2,176,000 or 63% to $1,304,000 from $3,480,000 for the same period in 2010.  This decrease is due mainly to a decrease in equity method investments of $2,034,000 from lower earnings from the O-P as a result of the transition of the O-P from a wholesale business to a retail business pursuant to the 4G Agreement and corresponding accounting treatment that went into effect in May 2011.

For the three-month period ended September 30, 2011, WVT Communications Group had a net loss of $(1,689,000) compared to net income of $1,266,000 for the three-month period ended September 30, 2010.   This decrease of $2,955,000 was primarily attributable to the increase in operating expenses and lower earnings associated with the O-P due to the 4G amendment and corresponding accounting treatment.

Basic and diluted loss per share was $(0.31) for the third quarter of 2011, as compared with basic and diluted earnings per share of $0.24 and $0.23, respectively, in the same period of the prior fiscal year.  There were basic and diluted shares outstanding of 5,424,927 for the three months ended September 30, 2011, and 5,362,433 and 5,407,192, respectively, for the third quarter of 2010.  Basic and diluted weighted average shares were the same for the three months ended September 30, 2011 because the effects of the potentially diluted securities are anti-dilutive.

Nine Months 2011 Results

Operating revenues for the nine-month period ended September 30, 2011 increased by $621,000 or 3% to $18,818,000 from $18,197,000 during the same period in 2010.  This increase was due primarily to the consolidation of results from Alteva, an increase in DIRECTV revenue, and increased wholesale services revenue, partially offset by decreased traditional telecommunications revenue and customers.

Total operating expenses for the nine-month period ended September 30, 2011 increased $3,924,000 or 17% to $26,789,000 from $22,865,000 during the same period in 2010.  This increase was due primarily to the following:

•
Cost of services and products increased $1,468,000 or 17% principally from the consolidation of Alteva’s financial results and higher expenses of $118,000 associated with the maintenance of network infrastructure and other assets.

•
Selling, general and administrative expenses increased $2,563,000 or 26% due mainly to the accelerated compensation expenses associated with the severance agreement for the Company’s former Chief Financial Officer and other increases in compensation and benefits of $1,770,000, increased product advertising costs of $130,000, and higher professional fees of $764,000 which includes expenses associated with the Alteva acquisition.

•
Depreciation and amortization expense decreased $107,000 (net) or 3% primarily associated with the decrease in fixed assets in 2010 relating to the Company’s landline video business, and amortization of $199,000 for customer lists associated with the Alteva acquisition.

Total other income (expense) for the nine-month period ended September 30, 2011 decreased by $2,546,000 or 27% to $6,794,000 from $9,340,000 during the same period in 2010.  This decrease is due mainly to a decrease in equity method investments of $2,361,000 from lower O-P earnings as a result of the transition of the O-P from a wholesale business to a retail business pursuant to the 4G amendment.

For the nine-month period ended September 30, 2011, WVT Communications Group had a net loss of $(1,057,000) compared to net income of $3,087,000 for the same period of 2010.   The decrease in net income was primarily attributable to the increase in operating expenses and lower earnings associated with the Company’s investment in the O-P due to the 4G amendment and corresponding accounting treatment that went into effect in May 2011.

Basic and diluted loss per share was $(0.20) for the first nine months of 2011, as compared with basic and diluted earnings per share of $0.57 in the same period of the prior fiscal year.  There were basic and diluted shares outstanding of 5,408,603 for the nine-month period of 2011, and 5,360,485 and 5,401,531, respectively, for the nine-month period of 2010.  Basic and diluted weighted average shares were the same for the nine months ended September 30, 2011 because the effects of the potentially diluted securities are anti-dilutive.

Balance Sheet and Subsequent Events

WVT Communications Group had $8,518,000 of cash and cash equivalents, cash held in escrow and short-term investments available at September 30, 2011 as compared with $13,535,000 at December 31, 2010.  This decrease was primarily related to the Alteva acquisition, reductions of accrued expenses, income taxes, and the additional purchase of network equipment.

On October 21, 2011, the Company issued a total of 272,479 shares of common stock with certain lock-up conditions to the members of Alteva in connection with the acquisition of that company.   As a result, the balance of $3,351,000 which was placed in escrow at the closing of the Alteva acquisition until the common stock had been granted will be returned to WVT Communications Group and, in turn, will be applied to reduce the outstanding balance on a bank line of credit.  These actions will serve to reduce the working capital deficit of $6,278,000 at September 30, 2011.

As previously disclosed on November 8, 2011, the Board of Directors of WVT Communications Group declared a regular quarterly dividend of $0.26 per share on the Company's Common Shares. The dividend is payable on December 27, 2011 to shareholders of record as of December 16, 2011.  In addition, the Board of Directors declared the regular quarterly dividend of $1.25 per share on the outstanding 5,000 shares of the Company's 5% Preferred Shares to be paid on December 27, 2011 to shareholders of record as of December 16, 2011.  Dividends distributed by the Company are paid using the cash distributions from the O-P.  For the nine months ended September 30, 2011, WVT Communications Group recorded $6,744,000 of income from the O-P and $9,877,000 in cash distributions.

Conference Call

The Company will conduct a conference call to discuss third quarter and nine month results today at 9:00 a.m. eastern.  The conference call will be hosted by Duane W. Albro, President and CEO of WVT Communications Group.  Investors and other interested parties can listen to the call by dialing the participant numbers of 877-317-6789 (toll free) or 412-317-6789, no access code required, approximately 10 minutes prior to the start of the conference call.  The conference call will also be webcast live on the WVT Communications Group website at www.wvtcg.com.

A replay of this conference call will also be available by dialing 877-344-7529 (toll free) or 412-317-0088, access code: 10006543, beginning today at 11:00 a.m. through November 24, and via the investor relations section of the Company’s website.

About WVT Communications Group

WVT Communications Group is a world technology leader in providing cloud-based Unified Communications (UC) solutions for small, medium and enterprise businesses. Founded in 1902, the company has continued to adapt and remain on the forefront of technology, chiseling its position among the most stable and respected communications vendors on the globe. Moving forward, they are forging the new model that communications providers, large and small, are striving to emulate. WVT Communications Group is merging new innovations, such as those from Alteva and USA Datanet, with proven technology from industry leaders like Microsoft, Cisco, BroadSoft, Panasonic, and Polycom to build the ideal hosting architecture for communications.

Through its USA Datanet (targeting businesses under 35 employees), Alteva (targeting businesses over 35 employees and those with branch offices), and Warwick Valley Telephone (a highly respected traditional telecom provider turned premier regional broadband company) businesses, WVT Communications Group is enabling businesses of any size to communicate more efficiently with hassle-free communications tools. By overlaying a UC division on its stabile, regional broadband company, WVT Communications Group has positioned itself in front of its peer legacy telecom companies and created an evolutionary change in its strategy. With this, the Company may offer its residential customers a similar suite of UC applications and services for use in a home environment that its business customers enjoy. Visit www.wvtcg.com or call 855-U-GO-CLOUD.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements, without limitation, regarding expectations, beliefs, intentions or strategies regarding the future. WVT Communications Group intends that such forward-looking statements be subject to the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause WVT Communications Group’s actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the geographic regions in which WVT Communications Group operates; industry capacity; demographic changes; technological changes and changes in consumer demand; the successful integration of WVT Communications Group’s acquired businesses; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; legislative proposals relating to the businesses in which WVT Communications Group operates; reduction in cash distributions from the Orange County-Poughkeepsie Limited Partnership; competition; or the loss of any significant ability to attract and retain qualified personnel. Given these uncertainties, current and prospective investors should be cautioned in their reliance on such forward-looking statements. Except as required by law, WVT Communications Group disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments. A more comprehensive discussion of risks, uncertainties and forward-looking statements may be seen in WVT Communications Group's Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Company contact:
Duane W. Albro
WVT Communications Group
President & CEO
(845) 986-2100

Investor contact:
Jordan Darrow
Darrow Associates, Inc.
(631) 367-1866
jdarrow@darrowir.com

(tables follow)

WARWICK VALLEY TELEPHONE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands except share and per share amounts)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$4,909	$10,899
Cash held in escrow - restricted	3,351	0
Short term investments	258	2,636
Accounts receivable - net of allowance for uncollectibles - $483 and $350 in 2011 and 2010, respectively	2,949	2,451
Other accounts receivable	288	94
Materials and supplies	1,205	986
Prepaid expenses	752	538
Prepaid income taxes	1,993	0
Total current assets	15,705	17,604

Property, plant and equipment, net	26,303	27,258
Unamortized debt issuance costs	64	21
Intangible assets, net	8,315	217
Investments	4,547	7,681
Goodwill	8,299	0
Other assets	322	294

Total assets	$63,555	$53,075

Liabilities and Shareholders' Equity

Current liabilities
Short-term borrowings	$9,000	$0
Accounts payable	1,897	1,174
Current maturities of long-term debt	1,519	1,519
Amounts due in connection with business acquisition	6,018	0
Advance billing and payments	392	397
Customer deposits	87	56
Deferred income taxes	0	38
Accrued taxes	513	1,041
Pension and postretirement benefit obligations	529	529
Other accrued expenses	2,028	2,262
Total current liabilities	21,983	7,016

Long-term debt, net of current maturities	0	1,139
Amounts due in connection with business acquisition	1,000	0
Deferred income taxes	2,412	1,941
Pension and postretirement benefit obligations	6,277	6,554

Total liabilities	31,672	16,650

Commitments and contingencies

Shareholders' equity
Preferred shares - $100 par value; authorized and issued shares of 5,000;$0.01 par value authorized and unissued shares of 10,000,000	500	500
Common stock - $0.01 par value; authorized shares of 10,000,000issued 6,218,654 and 6,054,741 shares at September 30, 2011 and December 31, 2010, respectively	62	60
Treasury stock - at cost, 733,694 and 635,189 shares of common stock at September 30, 2011 and December 31, 2010, respectively	(6,244)	(4,770)
Additional paid in capital	6,020	4,063
Accumulated other comprehensive loss	(2,463)	(2,784)
Retained earnings	34,008	39,356

Total shareholders' equity	31,883	36,425

Total liabilities and shareholders' equity	$63,555	$53,075

WARWICK VALLEY TELEPHONE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating revenues	$6,829	$6,250	$18,818	$18,197

Operating expenses
Cost of services and products (exclusive of depreciation and amortization expense)	4,024	2,940	10,215	8,747
Selling, general and administrative expenses	4,883	3,566	12,471	9,908
Depreciation and amortization	1,365	1,370	4,103	4,210
Total operating expenses	10,272	7,876	26,789	22,865
Operating loss	(3,443)	(1,626)	(7,971)	(4,668)

Other income (expense)
Interest income (expense)	(55)	37	4	23
Income from equity method investment	1,328	3,362	6,744	9,105
Other income (expense), net	31	81	46	212
Total other income (expense)	1,304	3,480	6,794	9,340
Income (loss) before income taxes	(2,139)	1,854	(1,177)	4,672

Income taxes (benefit)	(450)	588	(120)	1,585
Net income (loss)	(1,689)	1,266	(1,057)	3,087

Preferred dividends	6	6	19	19
Income (loss) applicable to common stock	$(1,695)	$1,260	$(1,076)	$3,068

Basic earnings (loss) per share	$(0.31)	$0.24	$(0.20)	$0.57

Diluted earnings (loss) per share	$(0.31)	$0.23	$(0.20)	$0.57

Weighted average shares of common stock used to calculate earnings per share
Basic	5,424,927	5,362,433	5,408,603	5,360,485
Diluted	5,424,927	5,407,192	5,408,603	5,401,531
Dividends declared per common share	$0.26	$0.24	$0.78	$0.72

WARWICK VALLEY TELEPHONE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Nine Months Ended
	September 30,
	2011	2010
CASH FLOW FROM OPERATING ACTIVITIES

Net Income (loss)	$(1,057)	$3,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,103	4,210
Stock-based compensation expense	821	252
Deferred income taxes	433	140
Income from equity investments, net of distributions	3,134	217
Changes in assets and liabilities, net of effects of business acquisition
Accounts receivable	361	358
Other accounts receivable	(194)	84
Materials and supplies	16	(44)
Prepaid income taxes	(1,993)	451
Prepaid expenses	(139)	(198)
Other assets	(91)	(33)
Accounts payable	194	(89)
Customers' deposits	(36)	(36)
Advance billing and payment	(55)	55
Accrued taxes	(528)	46
Pension and postretirement benefit obligations	13	133
Other accrued expenses	(371)	540
Net cash provided by operating activities	4,611	9,173

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(1,939)	(951)
Purchase of intangibles	(55)	(33)
Sale of short-term investments	2,409	0
Purchase of short-term investments	0	(1,752)
Business acquisition, net of cash acquired	(10,250)	0
Net cash used in investing activities	(9,835)	(2,736)

CASH FLOW FROM FINANCING ACTIVITIES
Repayment of long-term debt	(1,139)	(1,139)
Repayment of capital leases	(649)	0
Proceeds from notes payable	9,000	0
Increase in restricted cash	(3,351)	0
Exercise of stock options	1,138	36
Treasury stock purchases	(1,474)	(17)
Dividends (Common and Preferred)	(4,291)	(3,915)
Net cash provided by/(used) in financing activities	(766)	(5,035)

Net change in cash and cash equivalents	(5,990)	1,402

Cash and cash equivalents at beginning of period	10,899	9,286

Cash and cash equivalents at end of period	$4,909	$10,688

Suplemental disclosure of non-cash investing and financing activities:
Amounts due in connection with business acquisition	$7,340	$0